INDEPENDENT AUDITORS' REPORT
To the Board of Trustees and Shareholders of MassMutual Institutional Funds:

In planning and performing our audits of the financial statements of the MassMutual Institutional Funds, (the "Trust"), comprised of the Money Market Fund (formerly known as the Prime Fund), Short-Duration Bond Fund, Core Bond Fund, Diversifed Bond Fund, Balanced Fund, Core Value Equity Fund, Fundamental Value Fund, Value Equity Fund, Large Cap Value Fund, Indexed Equity Fund, Blue Chip Growth Fund, Large Cap Growth Fund, Growth Equity Fund, Aggressive Growth Fund, OTC 100 Fund, Focused Value Fund, Small Company Value Fund, Small Cap Equity Fund (formerly known as Small Cap Value Equity Fund), Mid Cap Growth Equity Fund, Mid Cap Growth Equity II Fund, Small Cap Growth Equity Fund, Small Company Growth Fund, Overseas Fund, Emerging Growth Fund, and the International Equity Fund (collectively the "Funds") for the year ended December 31, 2002 (on which we have issued our report dated February 21, 2003), we considered their internal control, including control activities for safeguarding securities, in order to d etermine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate. Our consideration of the Funds' internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of management, the trustees and shareholders of MassMutual Institutional Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties. DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 21, 2003